Exhibit (h)(16)

FUND OF FUNDS INVESTMENT AGREEMENT

This FUND OF FUNDS INVESTMENT AGREEMENT (the “Agreement”), dated as of September 9, 2024, is between each fund listed on Exhibit A (each an “Acquiring Fund”), and each fund listed on Exhibit B (each an “Acquired Fund” and, together with the Acquiring Funds, the “Funds”).

WHEREAS, each Acquiring Fund is either a series of an open-end management investment company or a closed-end management investment company registered with the U.S. Securities and Exchange Commission under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, each Acquired Fund is a closed-end management investment company registered with the U.S. Securities and Exchange Commission under the 1940 Act;

WHEREAS, Sections 12(d)(1) and 60 of the 1940 Act generally limit the ability of a registered investment company or business development company to invest in shares of another registered investment company or business development company;

WHEREAS, Rule 12d1-4 under the 1940 Act generally permits a registered investment company or business development company to invest in shares of another registered investment company or business development company in excess of the limitations under Sections 12(d)(1) and 60 subject to certain terms and conditions; and

WHEREAS, the Acquiring Funds, from time to time, may wish to acquire shares of the Acquired Fund in excess of the limitations under Sections 12(d)(1) and 60 in reliance on Rule 12d1-4.

NOW, THEREFORE, in consideration of the potential benefits to the Funds arising out of the investment by an Acquiring Fund in an Acquired Fund, the Funds agree as follows:

1.	Representations and Obligations of an Acquired Fund

Each Acquired Fund agrees to:

(a)	comply with the terms and conditions of Rule 12d1-4 and this Agreement;

(b)          promptly notify the Acquiring Funds if the Acquired Fund fails to comply with the terms and conditions of Rule 12d1-4 or this Agreement;

(c)	adopt policies and procedures reasonably designed to prevent violations of Rule 12d1-4; and

(d)          provide, subject to applicable law, the Acquiring Fund and its investment adviser (and, if applicable, subadviser) with information reasonably requested by the Acquiring Fund and its investment adviser (and, if applicable, subadviser) to comply with the terms and conditions of Rule 12d1-4, including information on the fees and expenses of the Acquired Fund.

2.	Representations and Obligations of an Acquiring Fund

Each Acquiring Fund and its Advisory Group (as such term is defined in Rule 12d1-4) agrees to:

Exhibit (h)(16)

(a)          comply with the terms and conditions of Rule 12d1-4 and this Agreement (as may be applicable to each Acquiring Fund and its Advisory Group);

(b)          promptly notify the Acquired Funds if the Acquiring Fund fails to comply with the terms and conditions of Rule 12d1-4 or this Agreement;

(c)          adopt policies and procedures reasonably designed to prevent violations of Rule 12d1-4;

(d)          provide, upon the Acquired Fund(s)’ reasonable request, the Acquired Fund(s) and its investment adviser with information regarding affiliates of the Acquiring Fund(s)

(e)          promptly notify an Acquired Fund: (i) of any purchase or acquisition of shares of an Acquired Fund that causes the Acquiring Fund to hold 5% or more of the Acquired Fund’s total outstanding voting securities; and (ii) if at any time the Acquiring Fund no longer holds 5% or more of the Acquired Fund’s total outstanding voting securities;

(f)          agree that the Acquiring Fund(s), together with its Advisory Group, in the aggregate, will not purchase or otherwise acquire more than nine and a half percent (9.5%) of the outstanding voting securities of any Acquired Fund; if such 9.5% ownership limit is exceeded in any Acquired Fund, the Acquiring Funds will notify the applicable Acquired Fund immediately, will not purchase any additional securities of the Acquired Fund, and will comply with the 9.5% ownership limit within three (3) months or such shorter time as may be required by law; and

(g)          agree that, during the term of this Agreement, the Acquiring Fund(s) and its Advisory Group will (i) appear at all Acquired Fund shareholder meetings or otherwise cause any Acquired Fund shares owned by the Acquiring Fund(s) to be counted as present thereat for purposes of calculating a quorum; (ii) not effect, seek, offer, engage in, propose (whether publicly or otherwise), cause or participate in, or assist any other person to effect, seek, offer, engage in, propose (whether publicly or otherwise), cause or participate in, any “solicitation” of “proxies” (as defined in Rule 14a-1 under the Securities Exchange Act of 1934, as amended) with respect to any Acquired Fund or propose any matter for submission to a vote of shareholders of any Acquired Fund; and (iii) not knowingly sell shares of any Acquired Fund to any investor which the Acquiring Fund(s) knows or reasonably should know to be engaged in acquiring or holding the securities of publicly traded companies with a purpose or effect of changing or influencing control of such companies, or in connection with or as a participant in any transactions having that purpose or effect.

3.	Condition to Initial Purchase in Reliance on Rule 12d1-4

Each Acquiring Fund and the Acquired Fund agree that, prior to the initial acquisition by the Acquiring Fund of shares of the Acquired Fund in reliance on Rule 12d1-4, the investment adviser (or, if applicable, subadviser) to each of the Acquiring Fund and the Acquired Fund must make in writing the findings required by Rule 12d1-4.

4.	Indemnification

(a)          Each Acquiring Fund, severally and not jointly, agrees to hold harmless, indemnify and defend the Acquired Fund, including any principals, directors or trustees, officers, employees and agents (“Acquired Fund Agents”), against and from any and all losses, costs, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any Acquired Fund Agents, to the extent such Claims result from: (i) a violation of any provision of this Agreement or (ii) a violation of the terms and conditions of Rule 12d1-4, in each case by the Acquiring Fund, its principals, directors or trustees, officers, employees, agents, advisers or if applicable, subadvisers.

Exhibit (h)(16)

(b)          Each Acquired Fund, severally and not jointly, agrees to hold harmless, indemnify and defend the Acquiring Fund, including any principals, directors or trustees, officers, employees and agents (“Acquiring Fund Agents”), against and from any and all Claims asserted against the Acquiring Fund, including any Acquiring Fund Agents, to the extent such Claims result from: (i) a violation of any provision of this Agreement or (ii) a violation of the terms and conditions of Rule 12d1-4, in each case by the Acquired Fund, its principals, directors or trustees, officers, employees, agents, advisers or if applicable, subadvisers.

(c)          Any indemnification pursuant to this Section shall include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending the applicable Claims. This Section shall survive any termination of this Agreement.

(d)          In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund(s) that is/are involved in the matter in controversy and not to any other Acquiring Fund or series of the Acquiring Fund.

(e)          In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund(s) that is/are involved in the matter in controversy and not to any other Acquired Fund or series of the Acquiring Fund.

5.	Notices

Except as otherwise noted, all notices, including all information that either party is required to provide under the terms of this Agreement, shall be in writing and shall be delivered to the contact identified below (which may be changed from time to time upon written notice to the other party) by (i) Federal Express or other comparable overnight courier; (ii) registered or certified mail, postage prepaid, return receipt requested; or(iii) e-mail (to all parties set forth below). All notices, demands or requests so given will be deemed given when actually received.

If to the Acquiring Funds:

Marc Collins

General Counsel

RiverNorth Capital Management, LLC

360 South Rosemary Avenue, Suite 1420

West Palm Beach, FL 33401

Email: mcollins@rivernorth.com

If to the Acquired Funds:

Clough Closed-End Funds

Attn: Legal, Secretary

c/o Paralel 1700 Broadway Suite 1850

Denver, CO 80290

Email: legalnotice@paralel.com; chris@paralel.com

Exhibit (h)(16)

6.	Termination and Governing Law

(a)          This Agreement will continue with respect to each Acquiring Fund or Acquired Fund until terminated in writing by a party upon 60 days’ notice to the other party. In the event of the termination or dissolution of a Acquiring Fund or Acquired Fund, this Agreement shall be terminated as to that Acquiring Fund or Acquired Fund, as applicable, and shall continue with respect to the non-terminating or non-dissolving Acquiring Fund(s) or Acquired Fund(s).

(b)          Upon termination of this Agreement, the Acquiring Fund(s) may not purchase additional shares of the terminated Acquired Fund(s) beyond the Section 12(d)(1)(A) limits in reliance on the Rule. While the terms of the Agreement shall only be applicable to investments in Acquired Fund(s) made in reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(a).

(c)          This Agreement will be governed by laws of Delaware without regard to choice of law principles.

7.	Miscellaneous

(a)          This Agreement may not be assigned by either party without the prior written consent of the other. In the event either party assigns this Agreement to a third party as provided in this Section, such third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party. Any assignment in contravention of this Section shall be null and void.

(b)          Except as expressly set forth herein, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

(c)          Additional Funds. Certain closed-end and open-end investment companies (or series thereof) advised by the same adviser as the Acquiring Funds or the same adviser as the Acquired Funds, or any investment adviser controlling, controlled by or under common control with the adviser of the Acquiring Funds or adviser of the Acquired Funds (each, an “Additional Acquiring Fund” or “Additional Acquired Fund” as determined by context of the relevant investment company, and generally, an “Additional Fund”) may desire to be included under this Agreement. In such event, (1) an Additional Acquiring Fund may notify the Acquired Funds in writing, or (2) an Additional Acquired Fund may notify the Acquiring Funds in writing of this desire. If the adviser of the other party agrees in writing, such Additional Fund shall hereunder be deemed to be included as a party to this Agreement and, as applicable, either Exhibit A shall be amended to include the Additional Acquiring Fund or Exhibit B shall be amended to include the Additional Acquired Fund. All writings or notices provided in accordance with the notice provision of Section 5 will be deemed acceptable to fulfil the requirements of this Section 7(c).

(d)          No amendment, modification, or supplement of any provision of this Agreement will be valid or effective unless made in writing in the manner provided by Section 5 and signed by a duly authorized representative of each party.

(e)          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of both parties hereto. For purposes hereof, an electronic copy of this Agreement, including the signature pages hereto, shall be deemed an original.

Exhibit (h)(16)

(f)          If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for both parties remain valid, legal and enforceable.

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Exhibit (h)(16)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

RiverNorth Funds Trust, on behalf of each of its series listed on Exhibit A.

RiverNorth Opportunities Fund, Inc.

RiverNorth/DoubleLine Strategic Opportunity Fund, Inc.

RiverNorth Capital and Income Fund, Inc.

RiverNorth Opportunistic Municipal Income Fund, Inc.

RiverNorth Managed Duration Municipal Income Fund, Inc.

RiverNorth Flexible Municipal Income Fund, Inc.

RiverNorth Flexible Municipal Income Fund II, Inc.

RiverNorth Managed Duration Municipal Income Fund II, Inc.

/s/ Marcus Collins

Print Name: Marcus Collins

Title: Secretary and Chief Compliance Officer of each of the Funds

Clough Global Dividend & Income Fund - GLV

Clough Global Equity Fund - GLQ

Clough Global Opportunities Fund - GLO

/s/ Chris Moore

Print Name: Chris Moore

Title: Secretary

Exhibit (h)(16)

Exhibit A - Acquiring Funds

RiverNorth Funds, on behalf of each of its current series listed below and any future series of the Trust:

○	RiverNorth Core Opportunity Fund

○	RiverNorth/DoubleLine Strategic Income Fund

○	RiverNorth/Oaktree High Income Fund

RiverNorth Opportunities Fund, Inc.

RiverNorth/DoubleLine Strategic Opportunity Fund, Inc.

RiverNorth Capital and Income Fund, Inc.

RiverNorth Opportunistic Municipal Income Fund, Inc.

RiverNorth Managed Duration Municipal Income Fund, Inc.

RiverNorth Flexible Municipal Income Fund, Inc.

RiverNorth Flexible Municipal Income Fund II, Inc.

RiverNorth Managed Duration Municipal Income Fund II, Inc.

Exhibit (h)(16)

Exhibit B – Acquired Funds

●	Clough Global Dividend & Income Fund - GLV
●	Clough Global Equity Fund - GLQ
●	Clough Global Opportunities Fund - GLO